As filed with the Securities and Exchange Commission on November 8, 2006  Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-1381538
(State of Incorporation)	(I.R.S. Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, CA 94111-2728
(Address of principal executive offices)

Employee Stock Purchase Plan
1999 Equity Incentive Plan
(Full title of the plans)

H. Thomas Hicks
Vice President and Chief Financial Officer
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111-2728
(415) 774-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Samuel M. Livermore, Esq.
Cooley Godward Kronish LLP
101 California, 5th Floor
San Francisco, CA 94111-5800
(415) 693-2000

Title of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)
Shares of Common Stock reserved for grant under the 1999 Equity Incentive Plan	4,500,000	$40.23	$	$ 181,035,000
Shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan	2,400,000	$40.23	$	$ 96,552,000
Proposed Maximum Aggregate Offering Price			$	$ 277,587,000
Registration Fee			$	$ 29,701.81

(1) Amount of securities to be registered computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933, with respect to the Registrant’s Common Stock issuable under the 1999 Equity Incentive Plan and the Employee Stock Purchase Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the 1999 Equity Incentive Plan and the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) & (h) promulgated under the Securities Act of 1933 solely for the purpose of calculating the amount of registration fee based on the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange on November 3, 2006.

PART I

PROSPECTUS

URS CORPORATION

1,167,645 Shares

Common Stock

The Selling Stockholders:
The selling stockholders identified in this prospectus may sell up to 1,167,645 shares of our common stock acquired or to be acquired by them pursuant to our employee benefit plans. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Offering Price:
The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled “Plan of Distribution” on page 13.

Trading Market:
Our common stock is listed on the New York Stock Exchange under the symbol “URS.” On November 8, 2006, the closing sale price of our common stock, as reported on the New York Stock Exchange, was $41.90.

Risks:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

No underwriter is being utilized in connection with this offering. We will bear the costs of registering the shares to be sold by the selling stockholders under the Securities Act.

The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2006

PART I PROSPECTUS

RISK FACTORS

USE OF PROCEEDS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

PART II

Item 3.  Incorporation of Documents by Reference

Item 5. Interests of Named Experts and Counsel

Item 6. Indemnification of Directors and Officers

Item 8.  Exhibits

Item 9. Undertakings

SIGNATURES

EXHIBIT INDEX

Exhibit 5.1

Exhibit 23.1

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and/or the documents incorporated by reference. For more information about our business and the risks involved in investing in our stock, you should read carefully (a) the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference and (b) our consolidated financial statements and related notes appearing in the documents incorporated by reference.

URS CORPORATION

Overview of Our Business

We are one of the largest engineering design services firms worldwide and a major U.S. federal government contractor for systems engineering and technical assistance and operations and maintenance services. Our business focuses primarily on providing fee-based professional and technical services in the engineering and construction services and defense markets, although we perform some limited construction work. We operate through two divisions: the URS Division and the EG&G Division. Our URS Division provides a comprehensive range of professional planning and design, program and construction management, and operations and maintenance services to the U.S. federal government, state and local government agencies, and private industry clients in the United States and internationally. Our EG&G Division provides planning, systems engineering and technical assistance, operations and maintenance, and program management services to various U.S. federal government agencies, primarily the Departments of Defense and Homeland Security.

We market our services to federal government agencies, state and local government agencies, private industry, and international clients through our extensive network of approximately 330 offices and contract-specific job sites across the U.S. and in more than 20 foreign countries. We focus our expertise on eight key markets: transportation, environmental, facilities, commercial/industrial, water/wastewater, homeland security, defense systems, and installations and logistics.

We are a Delaware corporation. Our principal corporate office is located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, and our telephone number is (415) 774-2700.

 RISK FACTORS

Investment in our securities involves risks. You should consider carefully the risks described below, as well as other information in this prospectus and the documents incorporated by reference, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and our financial condition may deteriorate.

Demand for our services is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. For example, there was a decrease in our URS Division revenues of $77.9 million, or 3.4%, in fiscal year 2002 compared to fiscal year 2001 as a result of the general economic decline. Our clients may demand better pricing terms and their ability to pay our invoices may be affected by a weakening economy. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. Our business traditionally lags the overall recovery in the economy; therefore, our business may not recover immediately when the economy improves. If the economy weakens, then our revenues, profits and overall financial condition may deteriorate.

We may not realize the full amount of revenues reflected in our book of business, which could harm our operations and significantly reduce our future revenues.

We account for all contract awards that may eventually be recognized as revenues as our “book of business,” which includes backlog, designations, option years and IDCs. Our backlog consists of the amount billable at a particular point in time, including task orders issued under IDCs. As of September 29, 2006, our backlog was approximately $4.4 billion. Our designations consist of projects that clients have awarded us, but for which we do not yet have signed contracts. Our option year contracts are multi-year contracts with base periods, plus option years that are exercisable by our clients without the need for us to go through another competitive bidding process. Our IDCs are signed contracts under which we perform work only when our clients issue specific task orders. Our book of business estimates may not result in actual revenues in any particular period since clients may terminate or delay awards, projects and contracts and may decide not to exercise contract options or issue task orders. If we fail to realize the full amounts reflected in our book of business, our operations could be harmed and our future revenues could be significantly reduced.

As a government contractor, we are subject to a number of procurement laws, regulations and government audits; a violation of any such laws and regulations could result in sanctions, contract termination, forfeiture of profit, harm to our reputation or loss of our status as an eligible government contractor.

We must comply with and are affected by federal, state, local and foreign laws and regulations relating to the formation, administration and performance of government contracts. For example, we must comply with the Federal Acquisition Regulation (“FAR”), the Truth in Negotiations Act (“TINA”), the Cost Accounting Standards (“CAS”), the Service Contract Act and the DOD security regulations, as well as many other laws and regulations. These laws and regulations affect how we transact business with our clients and in some instances, impose additional costs on our business operations. Even though we take precautions to prevent and deter fraud, misconduct and non-compliance, we face the risk that our employees or outside partners may engage in misconduct, fraud or other improper activities. Government agencies, such as the U.S. Defense Contract Audit Agency (“DCAA”), routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts and cost structure, and compliance with applicable laws, regulations and standards. In addition, during the course of its audits, the DCAA may question incurred costs, and if the DCAA believes we have accounted for such costs in a manner inconsistent with the requirements for the FAR or CAS, the DCAA auditor may recommend to our U.S. government corporate administrative contracting officer to disallow such costs. Historically, we have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that the DCAA or other government audits will not result in material disallowances for incurred costs in the future. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation.

Because we depend on federal, state and local governments for a significant portion of our revenue, our inability to win or renew government contracts during regulated procurement processes could harm our operations and significantly reduce or eliminate our profits.

Revenues from federal government contracts represented approximately 47% and state and local government contracts represented approximately 21%, respectively, of our total revenues for the nine months ended September 29, 2006. Government contracts are awarded through a regulated procurement process. The federal government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as IDCs, that generally require those contractors who have previously been awarded the IDC to engage in an additional competitive bidding process before a task order is issued. The increased competition, in turn, may require us to make sustained efforts to reduce costs in order to realize revenues and profits under government contracts. If we are not successful in reducing the amount of costs we incur, our profitability on government contracts will be negatively impacted. Moreover, even if we are qualified to work on a government contract, we may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors. Our inability to win or renew government contracts during regulated procurement processes could harm our operations and significantly reduce or eliminate our profits.

Each year a portion of our existing and future government contracts may be subject to the legislative appropriations process. If legislative appropriations are not made in subsequent years of a multiple-year government contract, then we may not realize all of our potential revenues and profits from that contract.

Each year a portion of our existing and future government contracts may be subject to legislative appropriations. For example, the passage of the SAFETEA-LU highway and transit bill in August of 2005 has provided matching funds for a portion of our state transportation projects. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years of a multiple-year contract, we may not realize all of our potential revenues and profits from that contract.

Our government contracts may give the government the right to modify, curtail or terminate our contracts at their convenience at any time prior to their completion and, if we do not replace these contracts, then we may suffer a decline in revenues.

Government projects in which we participate as a contractor or subcontractor may extend for several years. Generally, government contracts include the right for the government to modify, curtail or terminate contracts and subcontracts at their convenience any time prior to their completion. Any decision by a government client to modify, curtail or terminate our contracts at their convenience may result in a decline in revenues.

If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

It is important for us to control our contract costs so that we can maintain positive operating margins. We generally enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under fixed-price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by billable headcount and our ability to manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which could decrease our operating margins and significantly reduce or eliminate our profits.

Our actual results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.

To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

• the application of the “percentage-of-completion” method of accounting, and revenue recognition on contracts, change orders, and contract claims;

• provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

• provisions for income taxes and related valuation allowances;

• value of goodwill and recoverability of other intangible assets;

• valuation of assets acquired and liabilities assumed in connection with business combinations;

• valuation of defined benefit pension plans and other employee benefit plans;

• valuation of stock-based compensation expense; and

• accruals for estimated liabilities, including litigation and insurance reserves.

Our actual results could differ from those estimates, which may significantly reduce or eliminate our profits.

Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed in Note 1, “Accounting Policies,” to our “Consolidated Financial Statements and Supplementary Data” included under Item 8 of our Annual Report on Form 10-K. Our use of this accounting method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effects of revisions to revenues and estimated costs are recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

If our goodwill or intangible assets become impaired, then our profits may be significantly reduced or eliminated.

Because we have grown through acquisitions, goodwill and other intangible assets represent a substantial portion of our assets. Goodwill and other net purchased intangible assets were $998.1 million as of September 29, 2006. Our balance sheet includes goodwill and other net intangible assets, the values of which are material. If any of our goodwill or intangible assets were to become impaired, we would be required to write-off the impaired amount, which may significantly reduce or eliminate our profits.

Our failure to successfully bid on new contracts and renew existing contracts with private and public sector clients could adversely reduce or eliminate our profitability.

Our business depends on our ability to successfully bid on new contracts and renew existing contracts with private and public sector clients. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which are affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely reduce or eliminate our profitability.

If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may reduce or eliminate our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may reduce or eliminate our overall profitability.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced or eliminated profits.

We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends upon, among other things, the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional expenditures and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced or eliminated profits.

We may be subject to substantial liabilities under environmental laws and regulations.

A portion of our environmental business involves the planning, design, program and construction management and operation and maintenance of pollution control facilities, hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. governmental entities to destroy hazardous materials, including chemical agents and weapons stockpiles. These activities may require us to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances. We must comply with a number of governmental laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and comparable state laws, we may be required to investigate and remediate regulated hazardous materials. CERCLA and comparable state laws typically impose strict, joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean-up can be imposed upon any responsible party. Other principal federal environmental, health and safety laws affecting us include, but are not limited to, the RCRA, the National Environmental Policy Act, the Clean Air Act, the Clean Air Interstate Rule, the Clean Air Mercury Rule, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar state and international laws relating to environmental protection. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations could result in substantial costs to us, including clean-up costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. Our continuing work in the areas governed by these laws and regulations exposes us to the risk of substantial liability; however, we are currently not subject to any material claims under environmental laws and regulations.

Our liability for damages due to legal proceedings may adversely affect us and result in a significant loss.

Various legal proceedings are pending against us in connection with the performance of our professional services and other actions by us, the outcome of which cannot be predicted with certainty. For example, in performing our services, we may be exposed to cost overruns, personal injury claims, property damage, labor shortages or disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In some actions, parties may seek damages that exceed our insurance coverage. Currently, we have limits of $125.0 million per loss and $125.0 million in the aggregate for a 13-month period for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). The general liability policy includes a self-insured claim retention of $4.0 million (or $10.0 million in some circumstances). The professional errors and omissions liability and contractor’s pollution liability insurance policies include a self-insured claim retention amount of $10.0 million each. Our services may require us to make judgments and recommendations about environmental, structural, geotechnical and other physical conditions at project sites. If our performance, judgments and recommendations are later found to be incomplete or incorrect, then we may be liable for the resulting damages. Although the outcome of our legal proceedings cannot be predicted with certainty and no assurance can be provided as to a favorable outcome, based on our previous experience in these matters, we do not believe that any of our legal proceedings, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and other insurance policies. However, the resolution of outstanding claims is subject to inherent uncertainty and it is reasonably possible that any resolution could have an adverse effect on us. If we sustain damages that exceed our insurance coverage or for which we are not insured, our results of operations and financial condition could be harmed.

Changes in environmental laws, regulations and programs could reduce demand for our environmental services, which could in turn negatively impact our revenues.

Our environmental services business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. For example, passage of the Clean Air Interstate and Clean Air Mercury environmental rules has increased our emissions control business. On the other hand, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services, which could in turn negatively impact our revenues.

A decline in U.S. defense spending or a change in budgetary priorities could harm our operations and significantly reduce our future revenues.

Revenues under contracts with the DOD and other defense-related clients represented approximately 36% of our total revenues for the three months ended September 29, 2006. While spending authorization for defense-related programs has increased significantly in recent years due to greater homeland security and foreign military commitments, as well as the trend to outsource federal government jobs to the private sector, these spending levels may not be sustainable. For example, the DOD budget declined in the late 1980s and the early 1990s, resulting in DOD program delays and cancellations. Future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. As a result, a general decline in U.S. defense spending or a change in budgetary priorities could harm our operations and significantly reduce our future revenues.

Our overall market share will decline if we are unable to compete successfully in our industry.

Our industry is highly fragmented and intensely competitive. According to the publication Engineering News-Record, based on information voluntarily reported by various companies, the top ten engineering design firms only accounted for approximately 32% of the total design firm revenues in 2005. Our competitors are numerous, ranging from small private firms to multi-billion dollar public companies. In addition, the technical and professional aspects of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Some of our competitors have achieved greater market penetration in some of the markets in which we compete and have substantially more financial resources and/or financial flexibility than we do. As a result of the number of competitors in the industry, our clients may select one of our competitors on a project due to competitive pricing or a specific skill set. If we are unable to maintain our competitiveness, our market share will decline. These competitive forces could have a material adverse effect on our business, financial condition and results of operations by reducing our relative share in the markets we serve.

Our failure to attract and retain key employees could impair our ability to provide services to our clients and otherwise conduct our business effectively.

As a professional and technical services company, we are labor intensive and therefore, our ability to attract, retain and expand our senior management and our professional and technical staff is an important factor in determining our future success. From time to time, it may be difficult to attract and retain qualified individuals with the expertise and in the timeframe demanded by our clients. For example, some of our government contracts may require us to employ only individuals who have particular government security clearance levels. In addition, we rely heavily upon the expertise and leadership of our senior management. The failure to attract and retain key individuals could impair our ability to provide services to our clients and conduct our business effectively.

Employee, agent, or partner misconduct or our failure to comply with laws or regulations could weaken our ability to contract with government clients.

 As a federal, state and local government contractor, misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one of our employees, agents, or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified information, laws regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, environmental laws and any other applicable laws or regulations. For example, we regularly provide services that may be highly sensitive or that relate to critical national security matters; if a security breach were to occur, our ability to procure future government contracts could be severely limited. Other examples of potential misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or acts of misconduct could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting, which could weaken our ability to contract with government clients.

Recent changes in accounting for equity-related compensation have impacted our financial statements and could negatively impact our ability to attract and retain key employees.

Upon the adoption of SFAS 123(R), we evaluated our current stock-based compensation plans and employee stock purchase plans. In order to minimize the volatility of our stock-based compensation expense, we are currently issuing restricted stock awards and units to selected employees rather than granting stock options. We also revised our employee stock purchase plan from a 15% discount on our stock price at the beginning or the end of the six-month offering period, whichever is lower, to a 5% discount on our stock price at the end of the six-month offering period. These changes to our equity-related compensation may negatively impact our ability to attract and retain key employees.

Our indebtedness could limit our ability to finance future operations or engage in other business activities.

As of September 29, 2006, we had $209.7 million of total outstanding indebtedness and $61.6 million in letters of credit outstanding against our revolving line of credit. This level of indebtedness could negatively affect us because it may impair our ability to borrow in the future and make us more vulnerable in an economic downturn. In addition, our current credit facility contains financial ratios and other covenants, which may limit our ability to, among other things:

• incur additional indebtedness;

• create liens securing debt or other encumbrances on our assets; and

• enter into transactions with our stockholders and affiliates.

Although we are in compliance with all current credit facility covenants, our indebtedness could limit our ability to finance future operations or engage in other business activities.

Because we are a holding company, we may not be able to service our debt if our subsidiaries do not make sufficient distributions to us.

We have no direct operations and no significant assets other than investments in the stock of our subsidiaries. Because we conduct our business operations through our operating subsidiaries, we depend on those entities for payments and dividends to generate the funds necessary to meet our financial obligations. Legal restrictions, including local regulations and contractual obligations associated with secured loans, such as equipment financings, may restrict our subsidiaries’ ability to pay dividends or make loans or other distributions to us. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations when due or to pay the principal of such debt at maturity. As of September 29, 2006, our debt service obligations, comprised of principal and interest (excluding capital leases), during the next twelve months will be approximately $21 million. Based on the current outstanding indebtedness of $154 million under our Credit Facility, if market rates were to average 1% higher during that same twelve-month period, our net of tax interest expense would increase by approximately $0.9 million.

Our international operations are subject to a number of risks that could harm our operations and significantly reduce our future revenues.

As a multinational company, we have operations in over 20 countries and we derived 9% and 10% of our revenues from international operations for the nine months ended September 29, 2006 and September 30, 2005, respectively. International business is subject to a variety of risks, including:

• lack of developed legal systems to enforce contractual rights;

• greater risk of uncollectible accounts and longer collection cycles;

• currency fluctuations;

• logistical and communication challenges;

• potentially adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

• changes in labor conditions;

• exposure to liability under the Foreign Corrupt Practices Act and export control and anti-boycott laws; and

• general economic and political conditions in foreign markets.

These and other risks associated with international operations could harm our overall operations and significantly reduce our future revenues. In addition, services billed through foreign subsidiaries are attributed to the international category of our business, regardless of where the services are performed and conversely, services billed through domestic operating subsidiaries are attributed to a domestic category of clients, regardless of where the services are performed. As a result, our international risk exposure may be more or less than the percentage of revenues attributed to our international operations.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee death or injury, repatriation costs or other unforeseen costs.

As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in high security risk countries located in the Middle East and Southwest Asia. As a result, we may be subject to costs related to employee death or injury, repatriation or other unforeseen circumstances.

We depend on third party support for our Enterprise Resource Program (“ERP”) system and, as a result, we may incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating to another ERP system.

We use accounting and project management information systems supported by Oracle Corporation. As of September 29, 2006, approximately 63% of our total revenues were processed on this ERP system. We depend on the vendor to provide long-term software maintenance support for our ERP system. Oracle Corporation may discontinue further development, integration or long-term software maintenance support for our ERP system. In the event we are unable to obtain the necessary long-term third party software maintenance support, we may be required to incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating all of our accounting and project management information systems to another ERP system.

Force majeure events, including natural disasters and terrorists’ actions have negatively impacted and could further negatively impact the economies in which we operate, which may affect our financial condition, results of operations or cash flows.

Force majeure events, including natural disasters, such as Hurricane Katrina that affected the Gulf Coast in August 2005 and terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, could negatively impact the economies in which we operate. For example, Hurricane Katrina caused several of our Gulf Coast offices to close, interrupted a number of active client projects and forced the relocation of our employees in that region from their homes. In addition, during the September 11, 2001 terrorist attacks, several of our offices were shut down due to terrorist attack warnings.

We typically remain obligated to perform our services after a terrorist action or natural disaster unless the contract contains a force majeure clause relieving us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

Negotiations with labor unions and possible work actions could divert management attention and disrupt operations. In addition, new collective bargaining agreements or amendments to agreements could increase our labor costs and operating expenses.

As of September 29, 2006, approximately 8% of our employees were covered by collective bargaining agreements. The outcome of any future negotiations relating to union representation or collective bargaining agreements may not be favorable to us. We may reach agreements in collective bargaining that increase our operating expenses and lower our net income as a result of higher wages or benefits expenses. In addition, negotiations with unions could divert management attention and disrupt operations, which may adversely affect our results of operations. If we are unable to negotiate acceptable collective bargaining agreements, we may have to address the threat of union-initiated work actions, including strikes. Depending on the nature of the threat or the type and duration of any work action, these actions could disrupt our operations and adversely affect our operating results.

We have only a limited ability to protect our intellectual property rights, which are important to our success. Our failure to protect our intellectual property rights could adversely affect our competitive position.

 Our success depends, in part, upon our ability to protect our proprietary information and other intellectual property. We rely principally on trade secrets to protect much of our intellectual property where we do not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although our employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection would adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our trademarks or other proprietary information, our competitive position could be adversely affected.

Delaware law and our charter documents may impede or discourage a merger, takeover or other business combination even if the business combination would have been in the best interests of our current stockholders.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions in our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, even if the business combination would have been in the best interests of our current stockholders.

Future sales of our common stock in the public market could lower our stock price.

In the future, we or our selling stockholders may sell additional shares of our common stock in public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock and also pursuant to registration rights agreements with our selling stockholders. We cannot predict the size of any future issuance of our common stock or the effect, dilutive or otherwise, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The market price of our equity securities may be volatile.

The market price of our publicly traded equity securities may change significantly in response to various factors and events, many of which are beyond our control, including the following:

•	the other risk factors described in this prospectus supplement;

•	quarterly fluctuations in our financial results, including revenue, profits and other measures of financial performance or financial condition;

•	announcements by us or our competitors of significant acquisitions;

•	changes in securities analysts' estimates of our financial performance or the performance of our competitors or the financial performance of companies in our industry in general;

•	general conditions in our industry;

•	general conditions in the U.S. and/or world economy; and

•	general conditions in the securities markets.

Furthermore, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those listed in the section entitled “Risk Factors” above.

Because the risks and uncertainties could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each risk factor on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of November 8, 2006, by each of the selling stockholders. As of October 30, 2006, we had 51,923,685 shares of Common Stock outstanding.

The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time, since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, provided that all shares subject to options held by the selling stockholders as of the date of this prospectus are shown. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable.

Selling Stockholder	Number of Shares Beneficially Owned (1)	Shares Being Offered
Martin M. Koffel (2) (3)	732,982	732,982
H. Thomas Hicks (2)	46,425	46,425
Thomas W. Bishop (2)	61,903	61,903
Reed N. Brimhall (2)	39,731	39,731
Gary Jandegian (2)	141,892	141,892
Susan B. Kilgannon (2)	22,131	22,131
Joseph Masters (2)	38,076	38,076
Randall A. Wotring (2)	84,505	84,505

(1)
Shares shown in this column include shares of common stock currently owned, shares of restricted stock, shares of common stock issuable pursuant to presently exercisable options and shares of common stock issuable pursuant to options that will be exercisable after the date of this prospectus.

(2)	Currently holds a senior level management position with us or one of our subsidiaries.

(3)	Currently a member of our Board of Directors.

PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon notification to us by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in private transactions;

•	through options;

•	by pledge to secure debts and other obligations; or

•	a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders are not required to sell all of the shares registered pursuant to this prospectus. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

All expenses of this registration, estimated at approximately $40,000, will be paid by us. These expenses include the SEC’s filing fees and other fees.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Cooley Godward Kronish LLP, San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. In addition, you may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Furthermore, you can review copies of this information and the registration statement through the SEC's "EDGAR" (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC's website (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus and the Registration Statement of which this prospectus is a part, information that we file with the SEC in other documents, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 30, 2005, filed March 15, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 9, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed August 9, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended September 29, 2006, filed November 8, 2006;

•	Current Report on Form 8-K, filed February 23, 2006;

•	Current Report on Form 8-K, filed March 22, 2006;

•	Current Report on Form 8-K, filed May 31, 2006;

•	Current Report on Form 8-K, filed August 3, 2006;

•	Current Report on Form 8-K/A, filed August 15, 2006;

•	Current Report on Form 8-K, filed September 13, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A dated January 30, 1984, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111-2728
(415) 774-2700

You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of November 8, 2006. You should not assume that this prospectus is accurate as of any other date.

1,167,645 SHARES

COMMON STOCK

PROSPECTUS

URS CORPORATION

November 8, 2006

PAGE

Prospectus Summary	2
URS Corporation	2
Risk Factors	3
Use of Proceeds	12
Selling Stockholders	12
Plan of Distribution	13
Legal Matters	15
Where You Can Find More Information	15
Incorporation of Certain Documents By Reference	15

PART II

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A dated January 30, 1984, and any further amendment or report filed hereafter for the purpose of updating such description;

(b)	The Registrant’s Annual Report on Form 10-K for the year ended December 30, 2005, filed on March 15, 2006;

(c)
All other reports filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 30, 2005 (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules); and

(d)
The Registrant’s Form S-8 No. 333-110467, filed with the SEC on November 13, 2003; Form S-8 No. 333-91053, filed with the SEC on November 16, 1999; Form S-8 Nos. 333-48791 and 333-48793, each filed with the SEC on March 27, 1998; Form S-8 Nos. 333-24063 and 333-24067, each filed with the SEC on March 27, 1997; Form S-8 No. 333-61230, filed with the SEC on March 31, 1995, as amended on March 31, 1995; Form S-8 No. 333-41047, filed with the SEC on June 7, 1991, as amended on December 23, 1992; and Form S-8 No. 33-42192, filed with the SEC on August 13, 1991, are incorporated by reference herein.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this registration statement.

Item 5. Interests of Named Experts and Counsel.

See Part I, “Legal Matters.”

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Our by-laws provide for indemnification of our directors and officers to the fullest extent permitted by Delaware law and such right to indemnification shall continue as to a person who has ceased to be our director or officer and shall insure to the benefit of his or her heirs, executors and administrators. Our by-laws provide that every person will be indemnified against any and all judgments, fines, expenses including attorneys' fees, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings (including an action by or in the right of us, subject to certain conditions), whether by fact that he or she is or was our director or officer or is or was serving at our request as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of his or her duty of care.

We have purchased and maintain insurance to protect persons entitled to indemnification in accordance with our by-laws against liabilities asserted against or incurred by them in their capacity or arising out of their status.

We have entered into agreements with our directors and certain of our officers, which provide for indemnification. These agreements, among other things, require us to indemnify the director or officer to the fullest extent permitted by Delaware law, including indemnification for attorneys' fees and all other costs, expenses and obligations paid or incurred by the director or officer in any action or proceeding, including any action by or in the right of the Company, arising out of the person's services as a director or officer of our Company or any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise to which the person provides services at our request.

Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 8.  Exhibits.

Exhibit Number      Description of Document

4.23	Specimen Common Stock Certificate, filed as an exhibit to our registration statement on Form S-1 or amendments thereto.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page.

99.1
1991 Stock Incentive Plan of URS Corporation, as amended effective December 17, 1996, filed as Appendix A to our definitive proxy statement for the 1997 Annual Meeting of Stockholders, filed with the SEC on February 13, 1997, and incorporated herein by reference.

99.2	Employee Stock Purchase Plan, as amended and restated effective September 8, 2005, filed as Exhibit 10.1 to our Form 10-Q, filed with the SEC on November 8, 2005 and incorporated herein by reference.

99.3
Amended and Restated 1999 Equity Incentive Plan, effective as of September 30, 2006, filed as Exhibit 10.2 to our Form 8-K, filed with the SEC on September 13, 2006 and incorporated herein by reference.

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 8th day of November, 2006.

URS CORPORATION

By: /s/ Reed N. Brimhall
       Reed N. Brimhall
       Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reed N. Brimhall and H. Thomas Hicks, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully as to all intents and purposes as such signatory might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin M. Koffel Martin M. Koffel	Chairman of the Board, Chief Executive Officer, President and Director	November 8, 2006
/s/ H. Thomas Hicks H. Thomas Hicks	Vice President and Chief Financial Officer	November 8, 2006
/s/ Reed N. Brimhall Reed N. Brimhall	Vice President, Controller and Chief Accounting Officer	November 8, 2006
/s/ Betsy J. Bernard Betsy J. Bernard	Director	November 8, 2006
/s/ Armen Der Marderosian Armen Der Marderosian	Director	November 8, 2006
/s/ Mickey P. Foret Mickey P. Foret	Director	November 8, 2006
/s/ Joseph W. Ralston Joseph W. Ralston	Director	November 8, 2006
/s/ John D. Roach John D. Roach	Director	November 8, 2006
/s/ William P. Sullivan William P. Sullivan	Director	November 8, 2006

EXHIBIT INDEX

Exhibit Number  Description of Document

4.23	Specimen Common Stock Certificate, filed as an exhibit to our registration statement on Form S-1 or amendments thereto.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP(reference is made to Exhibit 5.1).

           24.1  Power of Attorney. Reference is made to the signature page.

           99.1 1991 Stock Incentive Plan of URS Corporation, as amended effective December 17, 1996, filed as Appendix A to our definitive proxy statement for the 1997 Annual Meeting of Stockholders, filed with the SEC on February 13, 1997, and incorporated herein by reference.

           99.2 Employee Stock Purchase Plan, as amended and restated effective September 8, 2005, filed as Exhibit 10.1 to our Form 10-Q, filed with the SEC on November 8, 2005 and incorporated herein by reference.

           99.3 Amended and Restated 1999 Equity Incentive Plan, effective as of September 30, 2006, filed as Exhibit 10.2 to our Form 8-K, filed with the SEC on September 13, 2006 and incorporated herein by reference.